EXHIBIT 99.1

McKENZIE BAY ACQUIRES SOQUEM OPTION
FOR LAC DORE VANADIUM-TITANIUM PROJECT

Brighton, Michigan & Quebec city, Quebec -- April 21,2003

McKenzie Bay International Ltd --"MKBY:OTC.PK" - has acquired from Soquem Inc. its Option to acquire a 20% interest in the Lac Dore Vanadium-Titanium Project in exchange for McKenzie Bay Common Shares. McKenzie Bay's wholly owned Canadian Subsidiary, McKenzie Bay Resources Ltd, now owns 100% of the Project.

The mutual decision to implement these business relationship adjustments is intended to expedite McKenzie Bay's development plans for Lac Dore´ providing a better environment for future collaboration between McKenzie Bay and Soquem Inc.

As a result of this transaction, Soquem Inc. http://www.soquem.qc.ca a division of SGF Mineral Inc, which is a subsidiary of Societe generale de financement du Quebec "SGF", now owns approximately 1.5 million McKenzie Bay Common Shares.

Information contacts:
Richard Kaiser 800-631-8127 (001-757-306-6090)
Email: info@mckenziebay.com

This press release contains statements that are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as 'estimates,' 'anticipates,' 'plans,' 'believes,' 'projects,' 'expects,' 'intends,' 'predicts,' 'future,' 'may,' 'potential,' 'contemplates,' 'will,' 'should,' 'could,' 'would' or the negative of such terms or other comparable terminology. These statements relate to the Company's future operations and financial performance or other future events. These statements are only predictions and not guarantees of future success. Many of the forward-looking statements are based on assumptions about future events that may prove inaccurate. Actual events, results, performance or achievements may differ materially from the events, results, performance or achievements discussed in the forward-looking statements. These differences may result from a variety of factors, including the following: lack of operating history; unavailability of future equity infusions and other financing alternatives; failure or delays in further developing proprietary processes or effectively commercializing such processes; dependence on the success of the pilot production facility and, ultimately, Lac Dore; inability to develop new products entering the energy storage market; failure of the high-purity vanadium market to materialize; failure to obtain required governmental approvals regarding Lac Dore; and concentration of ownership of the Company's common stock by directors and officers. These and other factors that may emerge could cause decisions to differ materially from current expectations. McKenzie Bay undertakes no obligation to revise, update or clarify forward-looking statements to reflect events or conditions after the date of this release.